EXHIBIT 23

                      Consent of Independent Auditors
                      -------------------------------


The Board of Directors
TRICON Global Restaurants, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-36893) on Form S-8 of TRICON Global Restaurants, Inc. of our report dated October 25, 1999, relating to the financial statements and supplemental schedules of the TRICON Long Term Savings Program as of December 31, 1998 and 1997, for the year ended December 31, 1998 and the period from October 7, 1997 through December 31, 1997, which report appears in the December 31, 1998 annual report on Form 11-K of TRICON Global Restaurants, Inc.

/s/ KPMG LLP

Louisville, Kentucky
January 6, 2000